Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of St. Jude Medical, Inc. that is made part of Amendment No. 2 to the Registration Statement (Form S-4 No. 333-212002) and related Prospectus of Abbott Laboratories for the registration of its common stock and to the incorporation by reference therein of our reports dated February 19, 2016, with respect to the consolidated financial statements and schedule of Abbott Laboratories and subsidiaries, and the effectiveness of internal control over financial reporting of Abbott Laboratories and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

September 13, 2016